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                                                                    EXHIBIT 12.1


                       RATIO OF EARNINGS TO FIXED CHARGES


                                                     PREDECESSOR                                          SUCCESSOR
                                ------------------------------------------------------   -------------------------------------------
                                                                          PERIOD FROM    PERIOD FROM     PERIOD FROM        THREE
                                                                           JANUARY 1     FEBRUARY 25     FEBRUARY 25,       MONTHS
                                                                            THROUGH        THROUGH         THROUGH          ENDED
                                                                          FEBRUARY 24,   DECEMBER 31,     MARCH 31,       MARCH 31,
                                  2001       2002       2003      2004       2005            2005           2005             2006
                                ---------  ---------  --------- --------- ------------   ------------   --------------   -----------
                                                    (IN THOUSANDS)
Pre-tax income (loss) from
  continuing operations before
  adjustments for minority
  interests in consolidated
  subsidiaries or income or
  loss from equity investees    $  32,210  $  69,934  $ 117,681 $ 192,885  $(160,237)       $ 120,367         $ 19,647    $ 33,792
                                =========  =========  ========= =========  =========        =========         ========    ========

Fixed charges:
  Interest expense and
    amortization of debt
    discount and premium
    on all indebtedness            28,111     25,889     25,435    33,299      4,651          102,208           11,044      32,881
  Capitalized interest                 --         --         --        --         --            1,394               --         777
  Interest related to
    discontinued operations         1,605      1,321        905       335         83               --               36          --

  Rentals:
    Buildings - 33%                18,656     20,862     23,237    25,039      4,169           22,871            2,613       6,839

    Office and other
      equipment - 33%               5,279      6,127      6,761     8,691      1,771            9,054              964       3,210

  Preferred stock dividend
    requirements of
    consolidated subsidiaries       2,777         --         --        --         --           40,272            4,923      10,088
                                ---------  ---------  --------- ---------  ---------        ---------         --------    --------
Total fixed charges             $  56,428  $  54,199  $  56,338 $  67,364  $  10,674        $ 175,799         $ 19,580    $ 53,795
                                =========  =========  ========= =========  =========        =========         ========    ========

Pre-tax income (loss) from
  continuing operations
  before adjustment for
  minority interests in
  consolidated subsidiaries
  or income or loss from
  equity investees plus
  fixed charges, less
  capitalized interest and
  interest related to
  discontinued operations       $  87,033  $ 122,812  $ 173,114 $ 259,914  $(149,646)       $ 294,772         $ 39,191    $ 86,810
                                =========  =========  ========= =========  =========        =========         ========    ========

Ratio of earnings to
  fixed charges                    1.5424     2.2659     3.0728    3.8584        (A)           1.6768           2.0016      1.6137
                                =========  =========  ========= =========  =========        =========         ========  ==========


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(A) In the predecessor period of January 1, 2005 to February 24, 2005 the ratio coverage was less than 1.1. The Company would have had to generate additional earnings of approximately $160.3 million to achieve a coverage ratio of 1:1.